Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Partners Announces First Quarter 2014 Financial Results

and Provides Corporate Update

CORAL GABLES, Fla., May 16, 2014 — Catalyst Pharmaceutical Partners, Inc. (Catalyst) (Nasdaq: CPRX), a specialty pharmaceutical company focused on developing safe and effective approved medicines targeting orphan neuromuscular and neurological diseases, today reported financial results for the first quarter ended March 31, 2014.

Catalyst’s lead clinical candidate, Firdapse™, is in Phase 3 development in the United States for Lambert-Eaton Myasthenic Syndrome (LEMS), a rare autoimmune disorder characterized by muscle weakness of the limbs. Firdapse™ is approved in the E.U., where it is marketed by BioMarin Pharmaceutical.

“This year to date has been a very productive period, as we have built on the momentum established last year,” said Patrick J. McEnany, Catalyst’s Chief Executive Officer. “Some of the highlights include significantly augmenting our financial position through an offering of common stock resulting in our current cash and investments position of about $47 million.”

Mr. McEnany added, “We continue to advance our Firdapse™ program to treat LEMS towards registration, and, assuming our Phase 3 trial is successful, we remain on track to begin our planned NDA submission in early 2015. At the same time, we are progressing a number of pre-commercial activities in preparation for the planned future launch of Firdapse™. We believe that Catalyst is well positioned to attain our goal of providing innovative medicines to market to improve the lives of patients with neuromuscular and neurological disorders.”

2014 Business Achievements To Date:

•	Completed enrollment of pivotal phase 3 trial of Firdapse™ in patients with LEMS

•	Raised $26.8 million, net of expenses, in a public offering of shares of common stock

•	Retained a Chief Commercial Officer

•	Developing and beginning the execution of a comprehensive pre-launch plan

•	Announced initiation of an expanded access program which will allow LEMS patients early access to Firdapse™

•	Initiated commercial scale manufacturing and process validation to U.S. FDA standards of Firdapse™, in order to build launch supplies prior to the anticipated launch of Firdapse™

•	Initiated a safety and tolerance clinical trial of amifampridine phosphate in patients with renal (kidney) impairment

•	Recently exhibited at the annual meeting of the American Academy of Neurology (AAN) in Philadelphia, PA.

Catalyst continues to expect top-line data from the double-blind portion of our pivotal Phase 3 trial for Firdapse™ in the third quarter of this year. Over the next several months, assuming the Phase 3 trial is successful, Catalyst will prepare an NDA submission which it expects to begin filing in early 2015. As a benefit of its Breakthrough Therapy Designation, the FDA has asked the Company to file the NDA in modules on a rolling basis in order to expedite the review and approval process.

Catalyst continues to progress CPP-115 towards initiation of a Phase 1 multiple ascending dose safety and tolerance study, which the Company expects to commence during the third quarter.

Financial Results

Catalyst reported a GAAP net loss of $3,811,119, or $0.07 per basic and diluted share, compared to a GAAP net loss of $1,744,289, or $0.04 per basic and diluted share, for the same period in 2013. Excluding non-cash expense of $335,514 attributable to the change in fair value of liability-classified warrants, Non-GAAP1 net loss was $3,475,605, or $0.06 per share for the first quarter of 2014. In comparison, Non-GAAP1 net loss for the first quarter of 2013 was $1,698,963, or $0.04 per share, which excludes non-cash expense of $45,326 attributable to the change in fair value of liability-classified warrants.

Research and development expenses for the first quarter of 2014 were $2,748,683, compared to $1,092,301 in the first quarter of 2013. Research and development expenses increased when compared to the same period in 2013 as Catalyst expanded its activities associated with the currently ongoing Phase 3 trial evaluating Firdapse™ for the treatment of LEMS. Catalyst expects that research and development expenses will increase during 2014 as a result of the ongoing development projects for Firdapse™ and CPP-115.

General and administrative expenses for the first quarter of 2014 totaled $759,682, compared to $613,129 in the first quarter of 2013.

[1]	Statements made in this press release include a non-GAAP financial measure. Such information is provided as additional information and not as an alternative to Catalyst’s financial statements presented in accordance with generally accepted accounting principles (GAAP). This non-GAAP financial measure is intended to enhance an overall understanding of Catalyst’s current financial performance. Catalyst believes that the non-GAAP financial measure presented in this press release provides investors and prospective investors with an alternative method for assessing Catalyst’s operating results in a manner that Catalyst believes is focused on the performance of ongoing operations and provides a more consistent basis for comparison between periods. The non-GAAP financial measure in this press release excludes from the calculation of net loss the expense (or the income) associated with the change in fair value of the liability-classified warrants. Non-GAAP net loss per share is calculated by dividing non-GAAP net loss by the weighted average common shares outstanding.

As a development-stage specialty pharmaceutical company, Catalyst had no revenues in either the first quarter of 2014 or the first quarter of 2013.

At March 31, 2014, Catalyst had cash and cash equivalents, certificates of deposit and short-term investments of $21.3 million and no debt. Subsequent to quarter end, during April 2014, Catalyst offered for sale approximately 13 million shares of common stock, raising net proceeds of approximately $26.8 million.

More detailed financial information and analysis may be found in the Company’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission (SEC) on May 15, 2014.

About Catalyst’s Commitment to LEMS Patients

Catalyst is committed to bringing all patients diagnosed with LEMS a quality, safe and effective, FDA-approved product, regardless of financial circumstances. The Company is already working to establish a patient assistance program that will be designed to help patients without insurance, those in Medicare Part D, or Medicaid, and those facing financial challenges. Catalyst will work hard to understand the needs of patients and is committed to helping them afford their medication.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). In 2012, Catalyst licensed Firdapse™ from BioMarin and Catalyst assumed management of the pivotal Phase 3 trial, initiated by BioMarin. Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the anticipated timing of the receipt of top-line results from the double-blind, placebo-controlled portion of the Phase 3 trial of Firdapse™, whether historic metrics of patients enrolled in the trial who complete the run-in phase of the trial and are randomized into the double-blind, placebo-controlled portion of the trial will continue to apply, such that at least 36 patients will be randomized into the double-blind, placebo-controlled portion of the trial from the patients already enrolled in the trial, whether the Phase 3 trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether and NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive approval for 3,4-DAP, giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2013 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Media/Investor Contacts David Connolly or Aurora Krause LaVoie Health Science (617) 374-8800 dconnolly@lavoiehealthscience.com akrause@ lavoiehealthscience.com	Company Contact Patrick J. McEnany Catalyst Pharmaceutical Partners, Inc. Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

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CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended March 31,
	2014	2013
Revenues – government grant	$—	$—
Operating costs and expenses:
Research and development	2,748,683	1,092,301
General and administrative	759,682	613,129

Total operating costs and expenses	3,508,365	1,705,430

Loss from operations	(3,508,365)	(1,705,430)
Interest income	32,760	6,467
Change in fair value of warrants liability	(335,514)	(45,326)

Loss before income taxes	(3,811,119)	(1,744,289)
Provision for income taxes	—	—

Net loss	$(3,811,119)	$(1,744,289)

Net loss per share – basic and diluted	$(0.07)	$(0.04)

Weighted average shares outstanding – basic and diluted	54,138,580	41,420,687

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,072,465	$2,215,958
Certificates of deposit	3,712,961	4,011,576
Short-term investments	16,499,324	17,483,062
Prepaid expenses	883,293	1,609,442

Total current assets	22,168,043	25,320,038
Property and equipment, net	52,649	40,628
Deposits	8,888	8,888

Total assets	$22,229,580	$25,369,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$932,105	$850,789
Accrued expenses and other liabilities	1,504,621	1,288,820

Total current liabilities	2,436,726	2,139,609
Accrued expenses and other liabilities, non-current	18,011	19,131
Warrants liability, at fair value	2,136,539	1,819,562

Total liabilities	4,591,276	3,978,302

Total stockholders’ equity	17,638,304	21,391,252

Total liabilities and stockholders’ equity	$22,229,580	$25,369,554